Exhibit 99.1

Werner Enterprises Reports Third Quarter 2020 Results

Third Quarter 2020 Highlights (all metrics compared to third quarter 2019 unless otherwise noted)

•Total revenues of $590.2 million, down 5% year over year (YoY), up 4% sequentially
•Operating income of $62.1 million, up 16% YoY, up 18% sequentially; non-GAAP adjusted operating income of $64.3 million, up 19% YoY, up 11% sequentially
•Operating margin of 10.5%, up 190 basis points (bps) YoY, up 120 bps sequentially; non-GAAP adjusted operating margin of 10.9%, up 210 bps YoY, up 80 bps sequentially
•Record diluted EPS of $0.67, up 19% YoY, up 18% sequentially; non-GAAP adjusted diluted EPS of $0.69, up 21% YoY, up 12% sequentially
•Establishment of a formal organization-wide sustainability strategy and the introduction of three milestone goals

OMAHA, Neb., October 28, 2020 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported financial results for the third quarter ended September 30, 2020.

“The rapidly recovering economy and tight driver market produced strong freight conditions in third quarter 2020, which have continued into October,” said Derek J. Leathers, President and Chief Executive Officer. “I am extremely proud of how our entire Werner team has stepped up to the challenge with superior on-time service during a period with unique and demanding operating conditions.

“One-Way Truckload freight demand was strong and improved throughout third quarter 2020. Dedicated freight demand remained strong during the quarter, particularly for our essential products customers who constitute nearly three-quarters of our Dedicated freight base. Due to the unprecedented large and rapid rise in spot truckload rates during third quarter, the cost of third-party truckload capacity increased significantly for our contractual Truckload Logistics business which reduced our Logistics gross margin and operating income. We continue to effectively and proactively manage our controllable costs without compromising our exceptional customer service.

“While there remain significant uncertainties related to COVID-19 and its effect on the economy, we are confident that demand for our services will remain strong for the foreseeable future. Customer inventory levels have been depleted and are expected to take multiple quarters to restock as the U.S. economy recovers. Driver supply constraints persist.”

Total revenues for the quarter decreased $28.1 million to $590.2 million versus the prior-year quarter, primarily attributable to lower fuel surcharge and Logistics revenues.

Operating income of $62.1 million increased $8.7 million, or 16%, versus the prior-year quarter, while operating margin of 10.5% increased 190 basis points. Our GAAP results included $0.9 million, or $0.01 per share, of additional depreciation expense related to a change in estimated life of certain trucks expected to be sold in 2020 (previously disclosed). On a non-GAAP basis, adjusted operating income of $64.3 million increased $10.1 million, or 19%. Adjusted operating margin of 10.9% improved 210 basis points from 8.8% for the same quarter last year.

Werner Enterprises, Inc. - Release of October 28, 2020

Interest expense of $0.9 million was $1.5 million lower, due to lower average borrowings. The effective income tax rate during the quarter was 24.6% compared to 24.4% in third quarter 2019.

Net income of $46.3 million increased 19%. On a non-GAAP basis, adjusted net income increased 21% to $47.9 million compared to $39.6 million for the same quarter last year. Diluted earnings per share (EPS) for the quarter of $0.67 increased 19%. On a non-GAAP basis, adjusted diluted EPS of $0.69 increased 21% compared to $0.57 in third quarter 2019.

Key Consolidated Financial Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands, except per share amounts)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Total revenues	$590,214	$618,264	(5)%	$1,751,876	$1,841,914	(5)%
Truckload Transportation Services revenues	458,256	480,351	(5)%	1,368,172	1,423,201	(4)%
Werner Logistics revenues	117,351	121,331	(3)%	339,678	369,584	(8)%
Operating income	62,103	53,357	16%	145,987	159,818	(9)%
Operating margin	10.5%	8.6%	190 bps	8.3%	8.7%	(40) bps
Net income	46,332	39,044	19%	108,522	118,448	(8)%
Diluted earnings per share	0.67	0.56	19%	1.56	1.69	(8)%

Adjusted operating income (1)	64,262	54,156	19%	159,235	162,534	(2)%
Adjusted operating margin (1)	10.9%	8.8%	210 bps	9.1%	8.8%	30 bps
Adjusted net income (1)	47,941	39,641	21%	118,392	120,478	(2)%
Adjusted diluted earnings per share (1)	0.69	0.57	21%	1.70	1.72	(1)%
(1) See GAAP to non-GAAP reconciliation schedule.

Truckload Transportation Services (TTS) Segment

•Revenues of $458.3 million decreased $22.1 million
•Operating income of $63.1 million increased $14.2 million, or 29%; non-GAAP adjusted operating income of $65.2 million increased $15.6 million, or 31%
•Operating margin of 13.8% increased 360 basis points from 10.2%; non-GAAP adjusted operating margin of 14.2% increased 390 basis points from 10.3%
•Average segment trucks in service totaled 7,615, a decrease of 395 trucks year over year
•Dedicated unit trucks at quarter end totaled 4,715, or 61% of the total TTS segment fleet, compared to 4,620 trucks, or 57%, a year ago

Revenues decreased $22.1 million due to a $20.4 million decrease in fuel surcharge revenues and a 4.9% decrease in average trucks in service, partially offset by a 5.0% increase in average revenues per truck. The average revenues per truck increase was due primarily to improved pricing in both Dedicated and One-Way Truckload.

One-Way Truckload freight volumes in third quarter 2020 were strong. Freight demand gained momentum in One-Way Truckload throughout third quarter 2020, which has continued into October.

In our Dedicated fleet, freight demand remained strong in third quarter 2020. Approximately three-quarters of our Dedicated revenues are with essential products customers, and their freight volumes were much better than normal during third quarter 2020. We added 180 Dedicated trucks during third quarter 2020.

In third quarter 2020, TTS company truck miles decreased by approximately 5.0 million miles, and independent contractor miles decreased by approximately 4.5 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown on the next page. Fluctuating fuel prices and fuel surcharge

Werner Enterprises, Inc. - Release of October 28, 2020

revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Trucking revenues, net of fuel surcharge	$417,335	$417,954	0%	$1,233,267	$1,227,105	1%
Trucking fuel surcharge revenues	36,799	57,171	(36)%	122,048	177,881	(31)%
Non-trucking and other revenues	4,122	5,226	(21)%	12,857	18,215	(29)%
Total revenues	$458,256	$480,351	(5)%	$1,368,172	$1,423,201	(4)%

Operating income	63,080	48,870	29%	143,394	143,488	0%
Operating margin	13.8%	10.2%	360 bps	10.5%	10.1%	40 bps
Operating ratio	86.2%	89.8%	(360) bps	89.5%	89.9%	(40) bps

Adjusted operating income	65,239	49,669	31%	156,642	146,204	7%
Adjusted operating margin	14.2%	10.3%	390 bps	11.4%	10.3%	110 bps
Adjusted operating ratio	85.8%	89.7%	(390) bps	88.6%	89.7%	(110) bps
Adjusted operating ratio, net of fuel surcharge	84.5%	88.3%	(380) bps	87.4%	88.3%	(90) bps

Werner Logistics Segment

•Revenues of $117.4 million decreased $4.0 million, or 3%
•Gross margin of 10.8% decreased 440 bps
•Operating loss of $(0.9) million decreased $3.9 million, or 128%
•Operating margin of (0.7)% decreased 320 bps

Truckload Logistics revenues (60% of total Logistics revenues) declined 15%. Truckload Logistics volume declined 15%, and revenue per load was unchanged. Intermodal revenues (28% of Logistics revenues) increased 31%, due to volume growth of 37% and 5% lower revenue per load from lower rates and fuel surcharges.

The gross margin percentage decreased 440 bps due to the unprecedented large and rapid rise in spot truckload rates which significantly increased the cost of capacity for contractual brokerage shipments in third quarter 2020. The logistics operating margin declined 320 bps to (0.7)% as the 31% decline in gross profit exceeded the 12% decline in other operating expenses.

Key Werner Logistics Segment Financial Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Total revenues	$117,351	$121,331	(3)%	$339,678	$369,584	(8)%
Rent and purchased transportation expense	104,626	102,886	2%	293,400	309,742	(5)%
Gross profit	12,725	18,445	(31)%	46,278	59,842	(23)%
Other operating expenses	13,577	15,417	(12)%	42,906	46,921	(9)%
Operating income (loss)	(852)	3,028	(128)%	3,372	12,921	(74)%
Gross margin	10.8%	15.2%	(440) bps	13.6%	16.2%	(260) bps
Operating margin	(0.7)%	2.5%	(320) bps	1.0%	3.5%	(250) bps

Werner Enterprises, Inc. - Release of October 28, 2020

Cash Flow and Capital Allocation

Cash flow from operations in third quarter 2020 was $59.1 million compared to $111.8 million in third quarter 2019, a decrease of 47%, due primarily to changes in certain working capital items.

Net capital expenditures in third quarter 2020 were $79.7 million compared to $109.3 million in third quarter 2019, a decrease of 27%. We plan to continue to invest in new trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average age of our truck fleet remains low by industry standards and was 2.0 years as of September 30, 2020.

Gains on sales of equipment in third quarter 2020 were $3.9 million, or $0.04 per share, compared to $4.1 million, or $0.04 per share, in the prior-year quarter. Year over year, we sold substantially more trucks and fewer trailers, and we realized significantly lower average gains per truck and slightly higher average gains per trailer. Pricing in the market for our used trucks began to improve in third quarter 2020. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

We did not repurchase shares of our common stock in third quarter 2020. As of September 30, 2020, we had 4.0 million shares remaining under our share repurchase authorization.

We had $175 million of debt outstanding as of September 30, 2020. As of September 30, 2020, we had $40 million of cash and nearly $1.2 billion of stockholders’ equity.

Sustainability

We are excited to announce that today we are unveiling the addition of sustainability as a core component of our five T’s strategy. While Werner has long had a dedicated focus on this important imperative, over the last several months, our executive team has come together to discuss and mobilize around codifying an organization-wide sustainability strategy.

While corporate adherence to environmental, social and governance (“ESG”) principles is becoming increasingly important to investors, customers and our associates, the ideals of environmental stewardship, support of our local communities and strong corporate governance are nothing new for Werner. We believe that formalizing our approach on this important area will lead to even greater positive outcomes than what we have delivered to date. Today, we are announcing the establishment of three initial milestone goals that support our commitment to be a leader in corporate social responsibility.

•55% reduction in carbon emissions by 2035 against the base year of 2020
•Formation of 3 additional associate resource groups by the end of 2021
•Establishment of a formal diversity leadership position by the end of first quarter 2021

“As a leader at the forefront of our industry across many measures, I’m excited to advance our efforts in environmental, social and governance issues to deliver even greater impact for our stakeholders, including our associates, customers, communities and shareholders. As we embark on this journey, the opportunities in front of us are many and we look forward to delivering even more than what you’ve come to expect from Werner,” added Leathers.

In the coming weeks, we will publish a comprehensive overview on our sustainability efforts to date, where we are on our ESG journey and what you can expect from Werner going forward.

Werner Enterprises, Inc. - Release of October 28, 2020

2020 Guidance Metrics and Assumptions

The following table summarizes our updated 2020 guidance and assumptions:

2020 Guidance	Prior Annual Guidance (as of 7/29/20)	3Q20 Actual (as of 9/30/20)	4Q20 Guidance (as of 10/28/20)	Commentary
TTS truck growth from Y/E 2019 to Y/E 2020	(3)% to (1)%	(4)%	(3)% to (1)%	Currently expect 4Q20 modest truck growth; expect to be at the bottom end of full year guidance range
Gains on sales of equipment	No guidance	$3.9M (3Q20)	$2M to $3M (4Q20)	Improving used equipment market
Net capital expenditures	$260M to $300M	$187M (YTD20)	$88M to $113M (4Q20)	$275M to $300M for the full year 2020
One-Way Truckload RPTM Guidance	2H20 vs 2H19 Guidance	3Q20 vs 3Q19 Actual	4Q20 vs 4Q19 Guidance
One-Way Truckload RPTM	(1)% to 2%	2.9%	3% to 5%	Assumes a continued strong peak season
Assumptions
Effective tax rate	24.5% to 25.5%	24.6% (3Q20)	25.0% to 25.5% (4Q20)
Truck age Trailer age	2.0 years Low-to-mid “4” years	2.0 years 4.0 years	2.0 years Low-to-mid “4” years

Werner Enterprises, Inc. - Release of October 28, 2020

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss third quarter 2020 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “News and Events” and then “Webcasts & Presentations.” To participate on the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on October 28, 2020 at approximately 6:00 p.m. CT through November 28, 2020 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10137245. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “News and Events” and then “Webcasts & Presentations.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed Quarterly Reports on Form 10-Q.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036
Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of October 28, 2020

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	$	%	$	%	$	%	$	%
Operating revenues	$590,214	100.0	$618,264	100.0	$1,751,876	100.0	$1,841,914	100.0
Operating expenses:
Salaries, wages and benefits	197,151	33.4	209,586	33.9	598,129	34.1	618,386	33.6
Fuel	37,933	6.4	59,518	9.6	117,381	6.7	176,720	9.6
Supplies and maintenance	44,015	7.5	46,907	7.6	133,079	7.6	136,963	7.4
Taxes and licenses	24,032	4.1	24,244	3.9	70,835	4.1	70,788	3.8
Insurance and claims	23,307	4.0	21,930	3.6	85,160	4.9	65,631	3.6
Depreciation	62,980	10.7	62,620	10.1	199,487	11.4	184,816	10.0
Rent and purchased transportation	131,843	22.3	134,797	21.8	378,989	21.6	413,809	22.5
Communications and utilities	3,797	0.6	3,892	0.7	11,141	0.6	11,806	0.6
Other	3,053	0.5	1,413	0.2	11,688	0.7	3,177	0.2
Total operating expenses	528,111	89.5	564,907	91.4	1,605,889	91.7	1,682,096	91.3
Operating income	62,103	10.5	53,357	8.6	145,987	8.3	159,818	8.7
Other expense (income):
Interest expense	887	0.2	2,408	0.4	3,639	0.2	4,695	0.2
Interest income	(323)	(0.1)	(756)	(0.1)	(1,326)	(0.1)	(2,648)	(0.1)
Other	55	—	47	—	123	—	(11)	—
Total other expense (income)	619	0.1	1,699	0.3	2,436	0.1	2,036	0.1
Income before income taxes	61,484	10.4	51,658	8.3	143,551	8.2	157,782	8.6
Income tax expense	15,152	2.5	12,614	2.0	35,029	2.0	39,334	2.2
Net income	$46,332	7.9	$39,044	6.3	$108,522	6.2	$118,448	6.4
Diluted shares outstanding	69,449		69,600		69,500		70,053
Diluted earnings per share	$0.67		$0.56		$1.56		$1.69

Werner Enterprises, Inc. - Release of October 28, 2020

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues	$590,214	$618,264	$1,751,876	$1,841,914
Operating expenses	528,111	564,907	1,605,889	1,682,096
Operating income	62,103	53,357	145,987	159,818
Total other expense (income)	619	1,699	2,436	2,036
Income before income taxes	61,484	51,658	143,551	157,782
Income tax expense	15,152	12,614	35,029	39,334
Net income	$46,332	$39,044	$108,522	$118,448
Diluted shares outstanding	69,449	69,600	69,500	70,053
Diluted earnings per share	$0.67	$0.56	$1.56	$1.69

Adjusted for:
Operating expenses	$528,111	$564,907	$1,605,889	$1,682,096
Insurance and claims (1)	(1,238)	(799)	(3,634)	(2,716)
Depreciation (2)	(921)	—	(9,614)	—
Adjusted operating expenses	525,952	564,108	1,592,641	1,679,380
Adjusted operating income (3)	64,262	54,156	159,235	162,534
Total other expense (income)	619	1,699	2,436	2,036
Adjusted income before income taxes	63,643	52,457	156,799	160,498
Adjusted income tax expense	15,702	12,816	38,407	40,020
Adjusted net income (3)	$47,941	$39,641	$118,392	$120,478
Diluted shares outstanding	69,449	69,600	69,500	70,053
Adjusted diluted earnings per share (3)	$0.69	$0.57	$1.70	$1.72

(1) During third quarter 2020 and 2019, we accrued pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized excluding the months of June and July 2019 where the plaintiffs requested an extension of time to respond to our appeal. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During first quarter 2020, we changed the estimated life of certain trucks currently expected to be sold in 2020 to more rapidly depreciate these trucks to their estimated residual values due to the weak used truck market. These trucks will continue to depreciate at the same higher rate per truck until the trucks are sold.  Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period.  This item is included in the Truckload Transportation Services segment in our Segment Information table.

(3) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict interest accrual and the additional depreciation expense from (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to GAAP income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

Werner Enterprises, Inc. - Release of October 28, 2020

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Truckload Transportation Services	$458,256	$480,351	$1,368,172	$1,423,201
Werner Logistics	117,351	121,331	339,678	369,584
Other (1)	14,156	15,896	42,539	47,464
Corporate	481	687	1,542	1,905
Subtotal	590,244	618,265	1,751,931	1,842,154
Inter-segment eliminations (2)	(30)	(1)	(55)	(240)
Total	$590,214	$618,264	$1,751,876	$1,841,914

Operating Income
Truckload Transportation Services	$63,080	$48,870	$143,394	$143,488
Werner Logistics	(852)	3,028	3,372	12,921
Other (1)	566	1,709	2,932	5,181
Corporate	(691)	(250)	(3,711)	(1,772)
Total	$62,103	$53,357	$145,987	$159,818
`

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.
(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Chg	2020	2019	% Chg
Truckload Transportation Services segment
Average tractors in service	7,615	8,010	(4.9)%	7,746	7,945	(2.5)%
Average revenues per tractor per week (1)	$4,216	$4,014	5.0%	$4,082	$3,960	3.1%
Total tractors (at quarter end)
Company	7,245	7,480	(3.1)%	7,245	7,480	(3.1)%
Independent contractor	465	575	(19.1)%	465	575	(19.1)%
Total tractors	7,710	8,055	(4.3)%	7,710	8,055	(4.3)%
Total trailers (at quarter end)	22,350	22,895	(2.4)%	22,350	22,895	(2.4)%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$173,021	$185,791	(6.9)%	$518,854	$550,204	(5.7)%
Average tractors in service	3,048	3,418	(10.8)%	3,156	3,385	(6.8)%
Total tractors (at quarter end)	2,995	3,435	(12.8)%	2,995	3,435	(12.8)%
Average percentage of empty miles	11.70%	12.24%	(4.4)%	12.18%	12.02%	1.3%
Average revenues per tractor per week (1)	$4,366	$4,181	4.4%	$4,215	$4,168	1.1%
Average % change YOY in revenues per total mile (1)	2.9%	(5.6)%		(0.9)%	(0.8)%
Average % change YOY in total miles per tractor per week	1.4%	(2.0)%		2.0%	(2.9)%
Average completed trip length in miles (loaded)	866	843	2.7%	847	844	0.4%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$244,314	$232,163	5.2%	$714,413	$676,901	5.5%
Average tractors in service	4,567	4,592	(0.5)%	4,590	4,560	0.7%
Total tractors (at quarter end)	4,715	4,620	2.1%	4,715	4,620	2.1%
Average revenues per tractor per week (1)	$4,115	$3,888	5.8%	$3,990	$3,805	4.9%

Werner Logistics segment
Average tractors in service	31	33	(6.1)%	31	36	(13.9)%
Total tractors (at quarter end)	32	31	3.2%	32	31	3.2%
Total trailers (at quarter end)	1,325	1,580	(16.1)%	1,325	1,580	(16.1)%

(1) Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of October 28, 2020

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Capital expenditures, net	$79,654	$109,306	$187,263	$271,659
Cash flow from operations	59,054	111,849	346,396	332,185
Return on assets (annualized)	8.8%	7.3%	6.9%	7.5%
Return on equity (annualized)	16.0%	14.9%	12.8%	13.6%

Werner Enterprises, Inc. - Release of October 28, 2020

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	September 30, 2020	December 31, 2019
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$40,476	$26,418
Accounts receivable, trade, less allowance of $8,854 and $7,921, respectively	337,897	322,846
Other receivables	28,937	52,221
Inventories and supplies	9,354	9,243
Prepaid taxes, licenses and permits	7,328	16,757
Other current assets	40,129	38,849
Total current assets	464,121	466,334

Property and equipment	2,384,537	2,343,536
Less – accumulated depreciation	857,106	817,260
Property and equipment, net	1,527,431	1,526,276

Other non-current assets (1)	148,584	151,254
Total assets	$2,140,136	$2,143,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,041	$94,634
Current portion of long-term debt	—	75,000
Insurance and claims accruals	81,024	69,810
Accrued payroll	42,885	38,347
Other current liabilities	28,258	31,049
Total current liabilities	256,208	308,840

Long-term debt, net of current portion	175,000	225,000
Other long-term liabilities	48,362	21,129
Insurance and claims accruals, net of current portion (1)	234,797	228,218
Deferred income taxes	245,632	249,669

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 69,097,926 and 69,244,525 shares outstanding, respectively	805	805
Paid-in capital	114,074	112,649
Retained earnings	1,384,474	1,294,608
Accumulated other comprehensive loss	(28,729)	(14,728)
Treasury stock, at cost; 11,435,610 and 11,289,011 shares, respectively	(290,487)	(282,326)
Total stockholders’ equity	1,180,137	1,111,008
Total liabilities and stockholders’ equity	$2,140,136	$2,143,864

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of September 30, 2020 and December 31, 2019.